(m)(3)(i)

AMENDED SCHEDULE A

with respect to the

THIRD AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS A SHARES

Fund(s)

Voya Global Diversified Payment Fund

Voya Russia Fund

Date last amended: November 19, 2020